UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 1, 2007

AFV SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-84568	90-0006843
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9710 Research Drive Irvine, CA	92618
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 748-6600

Copies of Communications to:

Stoecklein Law Group

4695 MacArthur Court, 11 Floor

Newport Beach, CA 92660

(949) 798-5541

Fax (949) 258-5112

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On June 1, 2007, the Registrant entered into an employment agreement (“Employment Agreement”) with Carlos Zalduondo, to serve as its President or in such other capacities as the Registrant’s board of directors may prescribe from time to time. The Employment Agreement is for a three year term commencing on June 1, 2007 and expiring on June 1, 2010. Mr. Zalduondo is entitled to the following compensation pursuant to the Employment Agreement.

•	The Registrant has agreed to pay Mr. Zalduondo a base salary of $120,000 for his first year of employment; $150,000 for his second year of employment; and $200,000 in his third year of employment.
•	Mr. Zalduondo, as a signing bonus, received $15,000 and was granted 100,000 shares of the Registrant’s common stock, which were fully vested upon execution of the Employment Agreement.
•

In addition to the base salary, Mr. Zalduondo will be issued stock bonuses upon reaching established milestones as follows: Mr. Zalduondo will be issued 100,000 shares of the Registrant’s common stock upon the Registrant’s first production of products; 100,000 shares of the Registrant’s common stock when the Registrant achieves its first $1 million of sales; 150,000 shares of the Registrant’s common stock when the Registrant achieves $5 million of sales; and 150,000 shares of the Registrant’s common stock when the Registrant achieves $10 million of sales.

•	Mr. Zalduondo shall also be entitled to an automobile allowance of $1,000 per month.
•	The Registrant may terminate the Employment Agreement at any time if for “cause” (as defined in the Employment Agreement).
•	Mr. Zalduondo may terminate the Employment Agreement by giving the Registrant 30 days written notice.
•

In the event of Mr. Zalduondo’s death, the Employment Agreement will be terminated on the last day of the calendar month in which Mr. Zalduondo’s death occurred and his estate will receive any accrued compensation through that date as well. Any unexercised stock options will survive Mr. Zalduondo’s death and his estate or the beneficiaries of the stock options will be exercisable according to the original terms and conditions.

•

For a period of 2 years after the termination of the Employment Agreement, Mr. Zalduondo has agreed not to compete with the Registrant’s business, either directly or indirectly, without the prior written consent of the Registrant’s board of directors.

•

The Employment Agreement contains a liquidated damages clause, which states that if the Registrant creates a material breach of the agreement then Mr. Zalduondo may receive his base salary for one year subject to certain adjustments set forth in the Employment Agreement.

A copy of Mr. Zalduondo’s Employment Agreement is attached hereto as Exhibit 10.8.

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointments of Principal Officers

(b) Resignation of Executive Officer

On July 11, 2007, Mr. Richard Steele resigned as the Registrant’s Interim Chief Executive Officer, which was effective immediately. Mr. Steele will remain as the Registrant’s Chairman of the Board of Directors.

(c) Appointment of Executive Officer

On July 11, 2007, the Board of Directors appointed Mr. Carlos Zalduondo as its new Chief Executive Officer of the Registrant.

Carlos Zalduondo has served as a board member of the Registrant since June 2006 and as its Chief Operating Officer and President since May 29, 2007. For the last six years, Mr. Zalduondo has been retired and performed selective management consulting work. Prior to his retirement, Mr. Zalduondo was the General Manager and President of Allergan-Lok Produtos Farmaceuticos Ltda. in San Paulo, Brazil for 9 years. During his time there he successfully managed a turn around of this Brazilian company to become cash positive and profitable business while also expanding throughout Latin America. Mr. Zalduondo also worked as the General Manager of Allergan Puerto Rico, Inc. from 1982-1991 where he directed all facets of Allergan’s Eye Care line in Puerto Rico, Central and South America markets, encompassing sales, marketing, finance and operations. Mr. Zalduondo first began his career in marketing with Eli Lilly, S.A.

Mr. Zalduondo graduated from the University of Puerto Rico with a Finance degree and has received management training from the University of California Los Angeles. Mr. Zalduondo is also fluent in English, Spanish, and Portuguese.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

EXHIBITS

Exhibit Number	Exhibit Title of Description
10.8	Employment Agreement between AFV Solutions, Inc. and Carlos Zalduondo, dated June 1, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

AFV SOLUTIONS, INC.

By:/s/ Suzanne Herring
Suzanne Herring, Chief Financial Officer

Date: July 17, 2007